Exhibit 99.1

VBI Vaccines Announces Presentation of Interim Phase 2 Data Evaluating Combination of VBI-2601 (BRII-179) and BRII-835 for the Treatment of Chronic Hepatitis B

●	VBI-2601 (BRII-179) and BRII-835 combination was generally well-tolerated with no new safety signals observed
●	Initial data suggest VBI-2601 (BRII-179) and BRII-835 combination induced meaningfully stronger anti-hepatitis B surface antigen (HBsAg)-specific T-cell and antibody responses compared to BRII-835 alone
●	Data to be featured in oral presentation, given by Dr. Man Fung Yuen, M.D., Ph.D., D.Sc., at the 32nd Conference of the Asian Pacific Association for the Study of the Liver (APASL) 2023 in Taipei, Taiwan on February 18, 2023

CAMBRIDGE, Mass. (February 15, 2023) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced interim data from the Phase 2 study evaluating the combination of VBI-2601 (BRII-179), VBI’s HBV immunotherapeutic candidate, and BRII-835 (VIR-2218), an HBV-targeting siRNA candidate, in chronically infected HBV patients. The data, which will be featured in an oral presentation at APASL on February 18, 2023, demonstrated that the combination therapy was generally well-tolerated, restored strong anti-HBsAg antibody responses, and led to improved HBsAg-specific T-cell responses, when compared to BRII-835 alone. Notably, in two participants who received the combination therapy, maximum reductions in HBsAg to an undetectable level or to the lower limit of quantification (LLOQ) were achieved by Week 40, which were associated with robust HBV-specific antibody and T-cell responses.

Dr. Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer, commented: “Numerous studies have assessed the potential of siRNA candidates in hundreds of chronically infected HBV patients, but this is the first time we’ve seen data from the combination of an HBV siRNA with an HBV-specific immunomodulator. Consistent with the known mechanism of action of VBI-2601 and its inclusion of the pre-S1 and pre-S2 antigens in addition to the S antigen, these interim data indicate that VBI-2601 may be able to break tolerance to the S antigen, achieving immune restoration. Additionally, the reduction of S antigen to at or below the LLOQ, as seen in the two patients, is a noteworthy achievement in this population. We are very encouraged by these interim data, which suggest that the combination of VBI-2601 and an HBV siRNA has the potential to be a meaningful part of a functional cure regimen. We look forward to additional data from this study, as well as data from the ongoing Phase 2 study of VBI-2601 as an ‘add-on’ to existing pegylated interferon (PEG-IFN-α) and nucleos(t)ide reverse transcriptase inhibitor (Nrtl) therapy in non-cirrhotic chronic HBV patients, both of which are expected later this year.”

An abstract summarizing the interim data is available at the following link: https://www.apasl2023.tw/#/page/ABSTRACT%20BOOK.

The interim data will be shared in an oral presentation, titled Preliminary Safety and Efficacy of the Combination Therapy of BRII-835 and BRII-179 Treating Chronic HBV Infection, at the 32nd Annual Conference of the Asian Pacific Association for the Study of the Liver (APASL) taking place in Taipei, Taiwan, on Saturday, February 18, 2023, at 14:10 local time.

About the Phase 2 Study

The randomized, multi-center Phase 2 study is being conducted at clinical sites in Australia, Taiwan, Hong Kong Special Administrative Region of China, South Korea, New Zealand, Singapore, and Thailand. VBI’s partner, Brii Biosciences (Brii Bio), is the study sponsor. The interim data were generated from a total of 50 adult, non-cirrhotic patients who received nucleos(t)ide reverse transcriptase inhibitor (NRTI) therapy for at least 12 months and who were randomized and dosed across three cohorts:

Cohort A:	BRII-835 Alone Regimen – Nine subcutaneous 100mg doses of BRII-835, dosed every four (4) weeks through Week 32

Cohort B:	BRII-835 Alone Regimen + nine 40µg intramuscular doses of VBI-2601 admixed with interferon-alpha (IFN-α) as co-adjuvant every four weeks from Week 8 through Week 40
Cohort C:	BRII-835 Alone Regimen + nine 40µg intramuscular doses of VBI-2601 without IFN-α every four weeks from Week 8 through Week 40

About Hepatitis B

Hepatitis B is one of the world’s most significant infectious disease threats with more than 290 million people infected globally. HBV infection is the leading cause of liver disease and, with current treatments, is very difficult to cure, with many patients going on to develop liver cancers. An estimated 900,000 people die each year from complications of chronic HBV such as liver decompensation, cirrhosis, and hepatocellular carcinoma.

About VBI-2601 (BRII-179)

VBI-2601 (BRII-179) is a novel recombinant, protein-based HBV immunotherapeutic candidate that builds upon the 3-antigen conformation of VBI’s prophylactic 3-antigen HBV vaccine candidate and is designed to target enhanced B-cell and T-cell immunity. VBI-2601 (BRII-179) is being developed in collaboration with Brii Biosciences in the licensed territory of China, Hong Kong, Macau, and Taiwan as part of a potential functional cure for chronic hepatitis B infection.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

For more information, visit www.vbivaccines.com.

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 7, 2022, and filed with the Canadian security authorities at sedar.com on March 7, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com